Home Equity Loan-Backed Term Notes, GMACM Series 2005-HE1
	Payment Date	10/25/2005

Servicing Certificate	Group 1
Beginning Pool Balance	937,436,230.11
Beginning PFA	0.00
Ending Pool Balance	940,549,655.70
Ending PFA Balance	-
Principal Collections	56,595,618.22
Principal Draws	22,640,775.75
Net Principal Collections	-
Active Loan Count	23,655

Interest Collections	5,491,532.63

Additional Mortgage Loans - Revolving Period	37,099,998.06
Additional Mortgage Loans - Due to Funding Event	0.00

Net WAC Rate	6.74410%
Substitution Adjustment Amount	0.00

Excess Cash	2,263,097.32

	Beginning	Ending				Interest	Security
Term Notes	Balance	Balance	Factor	Principal	Interest	Shortfalls	%	Coupon
Class A-1	423,800,000.00	423,800,000.00	1.0000000	0.00	1,328,024.39	0.00	42.76%	3.890%
Class A-2	290,100,000.00	290,100,000.00	1.0000000	0.00	916,071.33	0.00	29.27%	3.920%
Class A-3	248,425,000.00	248,425,000.00	1.0000000	0.00	802,481.76	0.00	25.07%	4.010%
Variable Pay Revolving Notes - A-1	17,883,980.12	15,620,882.80	0.5431084	2,263,097.32	58,346.49	0.00	1.58%	4.050%
Variable Pay Revolving Notes - A-2	0.00	0.00	0.0000000	0.00	0.00	0.00	0.00%	0.000%
Variable Pay Revolving Notes - A-3	0.00	0.00	0.0000000	0.00	0.00	0.00	0.00%	0.000%
Certificates	-	-	-	-	0.00	-	-	-

Beginning Overcollateralization Amount	(5,208,980.12)
Overcollateralization Amount Increase (Decrease)	2,263,097.32
Outstanding Overcollateralization Amount	(2,945,882.80)
Target Overcollateralization Amount	12,735,390.75

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

			Number	Percent
	Balance		of Loans	of Balance
Delinquent Loans (30 Days)*	4,880,776.68		119	0.52%
Delinquent Loans (60 Days)*	288,178.53		12	0.03%
Delinquent Loans (90 Days)*	266,603.23		9	0.03%
Delinquent Loans (120 Days)*	476,121.97		10	0.05%
Delinquent Loans (150 Days)*	14,905.75		2	0.00%
Delinquent Loans (180+ Days)*	60,390.75		4	0.01%
REO	-		0	0.00%
Bankruptcy	903,869.68		24	0.10%
Foreclosures	134,035.94		3	0.01%

*Delinquency Figures Do Not include Bankruptcy, Foreclosure, and REO.

	Liquidation To-Date
Beginning Loss Amount	0.00
Current Month Loss Amount	31,730.00
Current Month Recoveries	0.00
Ending Loss Amount	31,730.00	0.00%

	Recovery To-Date
Beginning Recovery Amount	0.00
Current Month Recovery Amount	0.00
Ending Recovery Amount	0.00

	Special Hazard		Fraud	Bankruptcy
Beginning Amount	0.00		0.00	0.00
Current Month Loss Amount	0.00		0.00	0.00
Ending Amount	-		-	-

Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Funding Account
Beginning Funding Account Balance	37,563,769.89
Deposit to Funding Account	33,986,572.47
Excess Of Draws over Principal Collections	0.00
Payment for Additional Purchases	37,099,998.06
Prefunding balance sent to Funding account	0.00
Add Variable Funding Note	0.00
Ending Funding Account Balance as of Payment Date	34,450,344.30
Interest earned for Collection Period	10,323.76
Interest withdrawn related to prior Collection Period	3,311.45

Pre-Funding Account
Beginning Pre-Funding Account Balance	0.00
Deposit to Pre-Funding Account	0.00
Excess Of Draws over Principal Collections	0.00
Payment for Additional Purchases	0.00
Remaining balance sent to Funding Account	0.00
Ending Pre-Funding Account Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Capitalized Interest Account
Beginning CIA Account Balance	0.00
Withdrawal from CIA Account	0.00
Remaining balance sent to GMACM	0.00
Ending CIA Account Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Cuurent Month Repurchases Units	0
Cuurent Month Repurchases ($)	-

Bullet Termination Events	Yes/No
1) Term Notes have been downgraded below AAA/Aaa by S&P
and Moodys, respectively	No

2) Trust failed to receive advance of funds from VPRN holder
or failed to issue and sell an additional VPRN	No

3) Enhancer Default has occurred and is continuing	No

4-A) For 3 consecutive months, the average amount in the Funding
Account not used to purchase additional balances or subsequent mortgage loans is greater than 30% of the amount actually used to
purchase additional balances or subsequent transfer loans.	No

4-B) For 6 consecutive months, the average amount in the Funding
Account not used to purchase additional balances or subsequent mortgage loans is greater than 20% of the amount actually used to
purchase additional balances or subsequent transfer loans.	No

Funding Event	Yes/No
Reserve Sub-Account balance is more than $2,000,000, provided that the
Note Balance of the VPRN has been reduced to zero and the
Overcollateralization Target Amount has been met.	No